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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

         Amended and Restated Employment Agreement dated as of January 20, 1999, between Denise Barton ("Employee") and Global Discount Travel Services LLC (the "Company").

         WHEREAS, Employee executed an employment agreement effective January 20, 1999 (the "Original Agreement"), setting forth the terms of Employee's employment with the Company; and

         WHEREAS, the parties hereto wish to amend and restate the Original Agreement to clarify certain terms thereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


         1. Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Employee and Employee hereby accepts employment as Chief Financial Officer of the Company.

         2.       Salary.

                  (a) The Company will pay Employee a base salary of $150,000 per year ("Base Salary"), payable on a bi-weekly basis effective February 8, 1999.

                  (b) The Company will pay an incentive compensation of 3% of Employee's annual base salary, capped at 100% of Employee's annual base salary, for every million dollars of net income before taxes, excluding interest income, starting with the fiscal year of 1999. Incentive payment shall be calculated as of December 31, 1999 and each December 31st thereafter, provided Employee remains employed through the respective December 31st. Incentive payments will be made in the calendar year following the year for which they are calculated. Incentive payments will be made for each year in equal quarterly increments starting March 31, 2000 and each quarter thereafter, if applicable.

         3.       Stock Options.

                  (a) Employee is granted an option to purchase a membership interest in the Company entitling Employee to a two tenths of one percent (0.2%) interest in the profits and distributions of the Company for a total cash price of $400,000. Such option shall vest on January 20, 2005, provided that Employee remains employed with the Company through such date, and such option may be exercised by Employee for a period of ninety (90) days following such vesting date.
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In the event of Employee's termination of employment for any reason (including, without limitation, involuntary termination by the Company, resignation by the Employee or death) prior to an IPO (as defined below) and prior to January 20, 2005, such option to purchase a membership interest in the Company shall terminate and be of no further effect.

                  (b) If the Company (or an entity which owns substantially all of the assets of or membership interests in the Company) completes an initial public offering (the "IPO") of common stock ("Common Stock") during Employee's employment with the Company, any outstanding option to purchase a membership interest in the Company shall be converted into and be deemed to constitute a non-qualified stock option to purchase 78,867 shares of Common Stock for a cash exercise price of $5.0719 per share (with the number of shares and exercise price being subject to equitable adjustment in the event of a stock split, stock dividend, recapitalization or other similar change in capitalization affecting the Common Stock). Employee and the Company acknowledge and agree that the foregoing number of shares of Common Stock subject to such option and exercise price are calculated based upon an assumed capitalization of 39,433,263 shares of Common Stock outstanding upon completion of the IPO, which includes shares issuable upon exercise of the underwriters' over-allotment option and options issued to employees as of the IPO date.

                  (c) These stock options will vest in equal semi-annual installments over a period of four years, beginning with the IPO date, in accordance with Schedule A attached hereto.

                  (d) If, following an IPO, the Company (i) ceases operation,
(ii) consummates a "going private" transaction, (iii) is sold to a private company or (iv) is sold to a public company, any unvested options to purchase Common Stock shall become vested immediately prior to the effective date of any such transaction. Upon any such transaction, Employee shall receive upon exercise of outstanding options to purchase Common Stock such consideration per share as shareholders of Common Stock are entitled to receive pursuant to such transaction unless, in the case of a sale to a public company, provisions are made in the transaction for the assumption of the outstanding options or the substitution of the outstanding options for options of a publicly-traded successor corporation or a publicly-traded parent thereof (with appropriate adjustments as to the number and kind of shares and exercise price as to prevent dilution or enlargement of rights).

                  (e) Stock options to purchase shares of Common Stock may be purchased through the use of a broker-dealer sale and remittance procedure pursuant to which Employee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares and (ii) shall provide written directives to the Company to deliver the certificates



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for the purchased shares directly to such brokerage firm in order to complete the sale transaction.


                  4.       Termination.

                  (a) In the event that Employee's employment is terminated other than (i) by reason of Employee's resignation or death or (ii) by the Company for "Cause", (A) Employee shall continue to receive Employee's annual base salary through February 28, 2001, and any unpaid quarterly incentive payments due based on what was already earned in the calendar year prior to Employee's termination, (B) Employee's unvested stock options to purchase Common Stock shall become immediately vested, and (C) all vested stock options to purchase Common Stock shall be exercisable for 12 months after termination of employment. For purposes of the foregoing, a buyer's failure immediately following a transaction described in Section 3(d) above to offer Employee a position comparable to the position held by Employee immediately prior to such transaction shall be deemed to be a termination by the Company other than for Cause and, in addition to the acceleration of vesting of Employee's outstanding options to purchase Common Stock pursuant to Section 3(d), Employee shall be entitled to receive the payments provided for in clause (A) of this paragraph. For purposes of this Agreement, "Cause" is defined as (1) Employee's willful misconduct, (2) gross neglect of Employee's obligation to the business of the Company, (3) Employee's conviction of a crime involving moral turpitude or dishonesty or (4) Employee's disability that prevents him from performing the essential functions of Employee's job for in excess of six (6) months.

                  (b) In the event that Employee dies, (i) Employee shall be entitled only to Employee's annual base salary for the period of time Employee worked during the applicable year and quarterly incentive payments made prior to the date Employee dies, (ii) Employee's vested stock options to purchase Common Stock shall be exercisable for 12 months after death and (iii) all unvested stock options to purchase Common Stock shall expire on the date of death.

                  (c) In the event that Employee resigns, (i) Employee shall be entitled only to Employee's annual base salary for the period of time Employee worked during the applicable year and quarterly incentive payments made prior to the date Employee notifies the Company of Employee's resignation, (ii) at any time before the first anniversary of the IPO, Employee agrees to forfeit all vested stock options and unvested stock options to purchase Common Stock and
(iii) at any time after the first anniversary of the IPO, (A) Employee's unvested stock options to purchase Common Stock shall expire on the date Employee notifies the Company of Employee's resignation and (B) Employee's vested stock options to purchase Common Stock shall expire three months after the date Employee notifies the Company of Employee's resignation.

                  (d) In the event that Employee is terminated by the Company for Cause, (i) Employee shall be entitled only to Employee's annual base salary for the period of time Employee worked during the applicable year and quarterly incentive payments made prior to the date that

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Employee is terminated for Cause, (ii) at any time before the first anniversary of the IPO, Employee agrees to forfeit all vested stock options and unvested stock options to purchase Common Stock and (iii) at any time after the first anniversary of the IPO, (A) Employee's unvested stock options to purchase Common Stock shall expire on the date of termination and (B) Employee's vested stock options to purchase Common Stock shall expire three months after the date of termination.

         5.       Non-Compete; Non-Disclosure; Non-Solicitation; Inventions.

                  (a) For a period of six months (the "Restricted Period") from the date on which your employment with the Company terminates for any reason ("Termination"), Employee will not, anywhere, directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any entity (collectively, "Involved") which is engaged in the Internet travel business, except that Employee may own, for investment purposes only, up to 1% of the capital stock or indebtedness of any company whose capital stock is publicly traded. An entity shall not be considered substantially engaged in the Internet travel business if less than 5% of its gross sales are derived from Internet travel revenues. However, even if the entity does have less than 5% of its gross sales derived from Internet travel revenues, Employee shall not be directly Involved in the development or growth of such entity's Internet travel business during the applicable period. In the event that Termination was due to the resignation by Employee, Employee further agrees that Employer shall have the option (the "Extension Option") to extend the Restricted Period for an additional six month period (the "Additional Restricted Period"). In the event that Employer elects to exercise the Extension Option, Employer shall pay to Employee during the period commencing on the first day of the Additional Restricted Period and ending on the last day of the Additional Restricted Period, on a monthly basis, an amount equal to one-twelve (1/12th) of Employee's Base Salary.

                  (b) For a period of 12 months from Termination, Employee agrees not to contact or solicit any person known by Employee to be an employee of the Company or any of its affiliates or to have been employed by the Company or any of its affiliates within the prior 90 days for the purpose of inducing such employees to leave such employ.

                  (c) During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating directly to the business of the Company or its affiliates, and their respective businesses, including but not limited to trade secrets, (i) obtained by Employee during Employee's employment by the Company and (ii) not otherwise in the public knowledge. Employee shall not, without prior written consent of the Company, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company; provided, however, that Employee will assist the Company, at the Company's expense, in obtaining a protective order, other appropriate



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remedy or other reliable assurance that confidential treatment will be accorded such information disclosed pursuant to the terms of this Agreement.

                  (d) All processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the period of Employee's employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

                  (e) Employee is scheduled to receive bonuses and stock options under this agreement which will benefit Employee based upon the performance of the Company's business. Employee represents to the Company that the enforcement of the restrictions contained in this section would not be unduly burdensome to Employee. Employee agrees that the remedy at law for any breach by Employee of the provisions of this section may be inadequate and that the Company shall be entitled to injunctive relief. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

         6.       Miscellaneous.

                  (a) This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements.

                  (b) The headings in this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

                  (c) This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee's duties hereunder, and may not assign any of Employee's rights hereunder, without the prior written consent of the Company.

                  (d) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


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                  (e) If any section, paragraph, term or provision of this
Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such section, paragraph, term or provision which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding to the fullest extent permitted by law as though such section, paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

                  (f) This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York applicable to an agreement executed, delivered and performed therein without giving effect to the choice-of-law rules thereof or any other principle that could require the application of the substantive law of any other jurisdiction.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    GLOBAL DISCOUNT TRAVEL SERVICES LLC
                                    By:      Global Partner, Inc., Manager

                                    By: ______________________________
                                             Gail Golden
                                             Vice President


                                             _________________________
                                             Denise Barton
                                             SS# _______________


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                                   Schedule A


          Vesting Date                          Number of Shares Vested
          ------------                          -----------------------


          IPO Date                                        8,763
          6 Month Anniversary                             8,763
          12 Month Anniversary                            8,763
          18 Month Anniversary                            8,763
          24 Month Anniversary                            8,763
          30 Month Anniversary                            8,763
          36 Month Anniversary                            8,763
          42 Month Anniversary                            8,763
          48 Month Anniversary                            8,763
                                                         ------

                                                         78,867








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